UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2016

Phibro Animal Health Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	01-36410	13-1840497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre East, 3rd Floor

300 Frank W. Burr Boulevard, Suite 21

Teaneck, New Jersey 07666-6712

(Address of Principal Executive Offices, including Zip Code)

(201) 329-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)          On May 31, 2016, Gerald K. Carlson, a member of the Board of Directors (the “Board”) of Phibro Animal Health Corporation (the “Company”) and the Company’s Chief Operating Officer, informed the Company that he is retiring from his position as Chief Operating Officer effective July 1, 2016. Mr. Carlson has not resigned from his position on the Board of the Company and plans to serve the remainder of his term as a director. Following his retirement, Mr. Carlson will receive the same compensation as other non-employee directors receive for their service on the Board. We expect that Mr. Carlson and the Company will also enter into the Company’s standard director indemnification agreement following his retirement, which will require the Company to indemnify Mr. Carlson to the fullest extent permitted under Delaware law against liabilities that may arise by reason of his service on the Board and to advance expenses incurred as a result of any proceeding against him for which he could be indemnified. Mr. Carlson’s retirement is solely for personal reasons and is not due to any disagreement with the Company, the Company’s management or the Board.

(c)          On May 31, 2016, the Company also announced the appointment of Larry L. Miller as the Chief Operating Officer of the Company, effective July 1, 2016, to fill the vacancy left by the retirement of Mr. Carlson.

Mr. Miller is 52 years old and currently serves as President, Animal Health of the Company. Mr. Miller joined the Company in that role in May 2008. Prior to joining the Company, Mr. Miller was, from 2004 to 2008, Vice President of the Global Ruminant Business with Intervet/Schering-Plough Animal Health, which at that time was the largest animal health ruminant business in the world. From 1998 to 2004, Mr. Miller was General Manager for Schering-Plough’s Australia and New Zealand Animal Health businesses, which included a diversified portfolio of animal health and nutrition products for beef and dairy cattle, sheep, swine, poultry and companion animals. Mr. Miller held numerous roles in sales and marketing management during his 17 years with Schering-Plough, and prior to that with American Cyanamid Animal Health and Nutrition. He holds a B.S. degree in Animal Science from the University of Nebraska and an Executive MBA degree from the City University of New York. Mr. Miller is a member of the Board of Trustees of the University of Nebraska Foundation and a member of the Board of Directors of the Nebraska Innovation Campus Development Corporation of the University of Nebraska-Lincoln.

Mr. Miller’s employment agreement has not been amended.

(e)          On May 31, 2016, the Company and Mr. Carlson entered into an amendment (the “Amendment”) to the Employment Agreement dated March 27, 2014 between the Company and Mr. Carlson (the “Employment Agreement”). Pursuant to the Amendment, Mr. Carlson and his spouse will waive their right to participate in the Company’s Retirement Health Care Plan upon his retirement in exchange for a lump sum cash payment of $350,000, payable following the receipt by the Company of releases from Mr. Carlson and his spouse. The Amendment also provides that Mr. Carlson will be entitled to a lump sum payment, payable following the receipt by the Company of a release from Mr. Carlson, of one-third of his base salary in the event his employment with the Company is terminated by the Company without Cause (as such term is defined in the Employment Agreement) or by Mr. Carlson for any reason, in either case prior to December 31, 2016. This payment is in addition to certain other payments described in the Employment Agreement which are payable to Mr. Carlson in the event his employment with the Company is terminated without Cause by the Company or by Mr. Carlson for any reason.

ITEM 7.01 REGULATION FD DISCLOSURE

On May 31, 2016, the Company issued a press release announcing the retirement of Mr. Carlson and the appointment of Mr. Miller as Chief Operating Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this press release is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated May 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PHIBRO ANIMAL HEALTH CORPORATION Registrant

Date: May 31, 2016

	By:	/s/ Thomas G. Dagger
	Name:	Thomas G. Dagger
	Title:	Senior Vice President, General Counsel
and Corporate Secretary